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Mesa Energy Holdings, Inc. Acquires Two Pipeline Systems with the Java Field Project

Press Release Source: Mesa Energy Holdings, Inc. On Wednesday March 17, 2010, 8:30 am

DALLAS--(BUSINESS WIRE)--Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH.OB), an exploration stage oil and gas exploration and production company with a focus on the Marcellus Shale in western New York, announced today that the Company acquired two pipeline systems with the acquisition of the Java Field project in Wyoming County in western New York. The first pipeline system, the Sheldon Pipeline, is a 12.4 mile pipeline and gathering system that serves the Company’s existing field. It currently carries production from 15 of the 19 existing Java Field wells, as well as third party gas produced by U.S. Gypsum from its field northwest of the Java Field. The current production from the Java Field is being sold to U.S. Gypsum and the Beaver Hollow Conference Center in Java Center, New York.

The Sheldon Pipeline will provide an outlet for the significant volume of natural gas that the Company expects to be produced from its Java Field in the future, as well as potentially providing market access to third-party producers. This pipeline could provide a quick and easy gas transportation solution for other companies that are also drilling in the area. The Sheldon Pipeline System has an existing tap into a Dominion public intrastate transportation line located approximately 12 miles north of the Java Field. That line leads directly to eastern New York, providing long term, high capacity access to the millions of homes and commercial businesses located in major northeastern population centers. In addition, there are a number of other gas lines in near proximity to the Java Field and/or the Sheldon Pipeline providing strategic gas sales alternatives to the Company. The Company’s ownership of the Sheldon Pipeline and the associated access to multiple markets will be extremely valuable as the Company develops the Java Field.

The second pipeline system, the Letchworth Pipeline, is a separate 2.5 mile system located near the Town of Perry in eastern Wyoming County and is not currently being utilized. The Letchworth Pipeline is located in an area of expanding interest for natural gas exploration, has an existing tap into a 22” Dominion pipeline and is currently being evaluated to determine its strategic value to the Company.

“Due to their location and strategic market access, these pipeline systems bring significant value to the Company, and we believe these pipeline assets provide us with the ability to develop and expand our holdings as well as to pursue strategic alliances with other mineral owners and operators in the area,” said Randy M. Griffin, CEO of Mesa Energy Holdings, Inc.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation’s most productive basins, the Company’s primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.sec.gov&esheet=6217515&lan=en_US&anchor=www.sec.gov&index=3&md5=ea6d15bc15a5a05733e16bcf12221fdc.

Contact:

Mesa Energy Holdings, Inc.
972-490-9595
IR@mesaenergy.us